Exhibit 4.8
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of January 31, 2020, Walmart Inc. (“Walmart” or the “Company”) had three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) Common Stock, $0.10 par value per share (“Common Stock”); (ii) 1.900% Notes due 2022 (the “2022 Notes”); and (iii) 2.550% Notes due 2026 (the “2026 Notes” and, together with the 2022 Notes, the “Notes”). Each of the Company’s securities registered under Section 12 of the Exchange Act are listed on The New York Stock Exchange (the “NYSE”). References in this Exhibit to the “Company,” “us,” “we” and “our” are solely to Walmart Inc. (parent company only) and not to any of its subsidiaries, unless the context requires otherwise.
DESCRIPTION OF COMMON STOCK
The following is a description of the rights of holders of the Company’s Common Stock and related provisions of the Company’s Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws (the “Bylaws”) and applicable Delaware law, including the General Corporation Law of Delaware, as amended (the “DGCL”). This description is qualified in its entirety by, and should be read in conjunction with, the Certificate, Bylaws and applicable Delaware law.
Authorized Capital Stock
Pursuant to our Certificate, our authorized capital stock consists of 11,100,000,000 shares, with a par value of $0.10 per share, of which 11,000,000,000 shares are designated as Common Stock and 100,000,000 shares are designated as preferred stock. At January 31, 2020, we had 2,832,492,881 shares of the Common Stock issued and outstanding and no shares of our preferred stock issued and outstanding. The number of shares of the Common Stock issued and outstanding varies from time to time.
Common Stock
Fully Paid and Non-Assessable Shares; No Liability for Corporate Obligations
All of the outstanding shares of Common Stock are fully paid and non-assessable. A share of Common Stock is fully paid and non-assessable if such share has been issued for consideration legally permissible under the DGCL with a value at least equal to the par value per share of Common Stock. Holders of fully paid and non-assessable shares of the Common Stock will not be liable for any obligations or liabilities of the Company that the Company may fail to discharge.
Voting Rights
Each holder of shares of Common Stock is entitled to one vote for each share owned of record on all matters submitted to a vote of shareholders. Except as noted below or as otherwise required by the DGCL, the vote of shareholders required to decide any matter brought before a shareholder meeting at which a quorum is present is a majority of the outstanding shares present in person or represented by proxy at that meeting and entitled to vote on the question subject to the shareholder vote. In a contested election of directors, which is an election in which there are more nominees for election than board positions to be filled, directors are elected by the vote of a plurality of the outstanding shares present in person or represented by proxy at that meeting and entitled to vote on the election of directors. The holders of a majority of the outstanding shares of our stock must approve any amendments to our Certificate, any merger or consolidation to which we are a party (other than parent-subsidiary mergers), any sale of all or substantially all of our assets or our dissolution as a corporation. In addition, the DGCL requires the holders of a majority of the outstanding shares of our stock to approve any conversion of our corporation to another type of entity, such as a limited liability company. Our shareholders do not have cumulative voting rights as to the election of directors.
Dividends
Subject to the preferential rights of any holders of any series of our preferred stock that may be issued in the future, the holders of shares of Common Stock are entitled to such dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors from legally available funds.
Liquidation Distributions
Subject to the preferential rights of any holders of any series of our preferred stock that may be issued in the future, upon our liquidation, dissolution or winding-up and after payment of all prior claims against our assets and our outstanding obligations, the holders shares of Common Stock will be entitled to receive, pro rata, all of our remaining assets.
Preemptive, Conversion, Redemption or Similar Rights
The holders of shares of Common Stock are not entitled to any preemptive or other similar rights to subscribe for or acquire additional shares of Common Stock or any other securities of the Company. The shares of Common Stock are not subject to conversion or redemption by the Company and the holders of shares of Common Stock do not have any right or option to convert such shares into any other security or property of the Company or to cause the Company to redeem such shares of Common Stock. There are no sinking fund provisions applicable to the Common Stock.
Certificate, Bylaws and DGCL
Provisions of the Certificate and Bylaws may delay or discourage transactions involving an actual or potential change in control of the Company or change in the Company’s management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that its shareholders might otherwise deem to be in their best interests. Among other things, the Certificate and Bylaws include the following provisions:

i.
vacancies on our board of directors, and any new director positions created by the expansion of our board of directors, may be filled only by a majority of the directors then in office, subject to certain exceptions;

ii.
our Bylaws establish an advance notice procedure for shareholders to submit proposed nominations of persons for election to our board of directors and other proposals for business to be brought before an annual meeting of our shareholders;

iii.	our board of directors may issue up to 100,000,000 shares of preferred stock, with designations, rights and preferences as may be determined from time to time by our board of directors; and

iv.	our Bylaws may be amended by our shareholders or our board of directors.
Anti-Takeover Provisions of Delaware Law, Our Certificate and Our Bylaws
In addition, as a Delaware corporation, the Company is subject to the provisions of Section 203 of the DGCL, which prohibits the Company, subject to certain exceptions described below, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of the Company’s outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder,
in each case, for three years following the date that the stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than 10% of the Company’s assets. However, the above provisions of Section 203 do not apply if:

•	the board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at a meeting of the Company’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Exclusive Forum Provision
Our Certificate provides that, unless we select or consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, be the sole and exclusive forum for any current or former stockholder (including any current or former beneficial owner) to bring claim, including claims in the right of the corporation (a) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity; or (b) as to which the DGCL confers jurisdiction upon the Court of Chancery.
Listing
Shares of the Common Stock are listed for trading on the NYSE under the symbol “WMT.”
Transfer Agent and Registrar
The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES
The following description of the Notes is a summary and does not purport to be complete. This description is qualified in its entirety by reference to the Indenture, dated as of July 19, 2005, as supplemented, between the Company and The Bank of New York Mellon Trust Company, N.A. (“BNYM”), as trustee (the “Indenture”).
The Notes
The Notes were issued under the Indenture, which provides that debt securities may be issued under the Indenture from time to time in one or more series. The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York. The Indenture does not limit the amount of debt securities that we may issue under the Indenture. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for the public offering price and the issue date) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold.
The 2022 Notes
We issued €850,000,000 aggregate principal amount of the 2022 Notes on April 8, 2014. The maturity date of the 2022 Notes is April 8, 2022, and interest at a rate of 1.900% per annum is paid annually on April 8 of each year and on the maturity date. As of January 31, 2020, €850,000,000 aggregate principal amount of the 2022 Notes was outstanding.
The 2026 Notes
We issued €650,000,000 aggregate principal amount of the 2026 Notes on April 8, 2014. The maturity date of the 2026 Notes is April 8, 2026, and interest at a rate of 2.550% per annum is paid annually on April 8 of each year and on the maturity date. As of January 31, 2020, €650,000,000 aggregate principal amount of the 2026 Notes was outstanding.
Ranking
The Notes are our senior unsecured debt obligations and rank equally among themselves and with all of our existing and future unsecured and unsubordinated debt obligations. Consequently, the holders of the Notes have a right to payment equal to that of our other unsecured creditors. None of our subsidiaries have any obligation as to any of the Notes or will guarantee the payment of amounts owing with respect to any of the Notes. The Indenture does not restrict the ability of our subsidiaries to incur indebtedness.
Payment on the Notes
All payments of principal of, including payments made upon any redemption of the Notes, and accrued interest on, and the payment of any additional amounts payable with respect to, the Notes will be payable in euro; provided, however, if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the Board of Governors of the U.S. Federal Reserve System as of the close of business on the second Business Day prior to the relevant payment date or, in the event the Board of Governors of the U.S. Federal Reserve System has not mandated a rate of conversion on such date, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or most recently prior to the second Business Day prior to the relevant payment date. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under such Notes or the Indenture.
“Business Day” means any day, other than a Saturday or a Sunday, (1) which is not a day on which banking institutions are authorized or obligated by law or executive order to close in New York City or London and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.
Payment of Additional Amounts
All payments of principal and interest in respect of the Notes will be made free and clear of, and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature required to be deducted or withheld by the United States or any political subdivision or taxing authority of or in the United States, unless such withholding or deduction is required by law.
In the event any withholding or deduction on payments in respect of the Notes for or on account of any present or future tax, assessment or other governmental charge is required to be deducted or withheld by the United States or any taxing authority thereof or therein, we will pay such additional amounts on the Notes as will result in receipt by each beneficial owner of a Note that is not a U.S. Person (as defined below) of such amounts (after all such withholding or deduction, including on any additional amounts) as would have been received by such beneficial owner had no such withholding or deduction been required. We will not be required, however, to make any payment of additional amounts for or on account of:

i.
any tax, assessment or other governmental charge that would not have been imposed but for (A) the existence of any present or former connection (other than a connection arising solely from the ownership of those Notes or the receipt of payments in respect of those Notes) between that beneficial owner, or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that beneficial owner, if that beneficial owner is an estate, trust, partnership or corporation, and the United States, including that beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or (B) the presentation of a Note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

ii.	any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

iii.	any tax, assessment or other governmental charge imposed by reason of that beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

iv.	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of or premium, if any, or interest on such holder’s Notes;

v.
any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of and premium, if any, or interest on any Note if that payment can be made without withholding by any other paying agent;

vi.
any tax, assessment or other governmental charge which would not have been imposed but for the failure of a beneficial owner or any holder of Notes to comply with our request to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of the Notes, if such compliance is required by statute or by regulation of the U.S. Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge, including, without limitation, any withholding required pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

vii.
any tax, assessment or other governmental charge imposed on interest received by (A) a 10% shareholder (as defined in Section 871(h)(3)(B) of the Code and the regulations that may be promulgated thereunder) of our Company or (B) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code;

viii.
any withholding or deduction that is imposed on a payment to an individual and is required to be made pursuant to that European Union Directive relating to the taxation of savings adopted on June 3, 2003 by the European Union’s Economic and Financial Affairs Council, or any law implementing or complying with, or introduced in order to conform to, such Directive; or

ix.	any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii).
In addition, we will not pay any additional amounts to any beneficial owner or holder of Notes who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of those Notes.
As used in the preceding paragraph, “Non-U.S. Person” means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a non-resident alien individual who has not made a valid election to be treated as a United States resident, a non-resident fiduciary of a foreign estate or trust or a foreign partnership, one or more of the members of which is, as to the United States, a foreign corporation, a non-resident alien individual or a non-resident fiduciary of a foreign estate or trust.
Redemption for Tax Reasons
If, as a result of any change or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, any proposed change in such laws,

treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of those laws, treaties, regulations or rulings, we become, or based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described above under the heading “Payments of Additional Amounts” with respect to a series of the Notes, then we may at our option redeem, in whole, but not in part, the Notes of such series on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Notes of such series, plus accrued but unpaid interest, if any, on the Notes of such series to the date fixed for redemption.
Optional Redemption
We may redeem the Notes of each series, in whole or in part, at our option, at any time in whole or from time to time in part. If the Notes are redeemed before January 8, 2022, in the case of the 2022 Notes, and before January 8, 2026, in the case of the 2026 Notes, the Notes will be redeemed at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; or
•the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on an annual basis (Actual/Actual (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 12.5 basis points, in the case of the 2022 Notes, or 15 basis points, in the case of the 2026 Notes, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date fixed for redemption.
Any 2022 Notes redeemed on or after January 8, 2022, and any 2026 Notes redeemed on or after January 8, 2026, will be redeemed at a redemption price equal to 100% of the principal amount of the Notes then outstanding to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date fixed for redemption.
Installments of interest on Notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the holders as of the close of business on the relevant regular record date according to the Notes and the Indenture.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation for the Notes, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the Notes, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes being redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by us. Such independent bank will calculate such gross redemption yield on the Notes to be redeemed and the Comparable Government Bond in accordance with generally accepted market practices at the time of such calculations.
Covenants
The Indenture sets forth limited covenants that apply to the Notes. However, these covenants do not, among other things:
•limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries;
•limit our ability or that of our subsidiaries to issue, assume or guarantee debt secured by liens; or
•restrict us from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock.
Consolidation, Merger and Sale of Assets
The Indenture provides that we may amalgamate, consolidate with, merge into or transfer our assets substantially as an entirety to any person; provided that the following conditions are satisfied:
•any successor to us (a “Successor”) assumes our obligations on the Notes and under the Indenture;
•any Successor be an entity incorporated or organized under the laws of the United States;
•after giving effect to such transaction, no event of default, as described below under “-Events of Default,” has occurred and is continuing; and
•certain other conditions under the Indenture are met.
Upon any amalgamation, consolidation, merger, reorganization or arrangement or any conveyance or transfer of the properties and assets of the Company substantially as an entirety, the Successor will succeed to, and be substituted for, and may exercise every right and power of, the Company, as the case may be, under the Indenture with the same effect as if such Successor had been named as the Company therein.
Any such amalgamation, consolidation, merger or transfer of assets substantially as an entirety that meets the conditions described above would not constitute a default or event of default that would entitle holders of the Notes or the trustee, on their behalf, to take any of the actions described below under “-Events of Default.”
Events of Default
Each of the following events are defined in the Indenture as an “event of default” with respect to the debt securities of any series:

i.	we fail to pay interest on any outstanding debt securities of that series when that interest is due and payable and that failure continues for 30 days;

ii.	we fail to pay principal of or premium, if any, on any outstanding debt securities of that series when that principal or premium, if any, is due and payable;

iii.
we fail to perform or we breach any covenant or warranty in the Indenture with respect to any outstanding debt securities of that series and that failure continues for 90 days after we receive written notice of that default;

iv.	certain events of bankruptcy, insolvency or reorganization occur with respect to us; or

v.	any other event occurs that is designated as an event of default with respect to the particular series of debt securities when that particular series of debt security is established.
An event of default with respect to a particular series of Notes issued under the Indenture does not necessarily constitute an event of default with respect to any other series of Notes issued under the Indenture.
If an event of default with respect to any series of outstanding debt securities occurs and is continuing (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to us), the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the outstanding debt securities of that series to be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to us occurs and is continuing, the principal of and accrued and unpaid interest on the then outstanding debt securities of all series issued under the Indenture will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.
The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may rescind a declaration of acceleration and its consequences, if we have deposited certain sums with the trustee and all events of default with respect to the debt securities of such series, other than the nonpayment of the principal which have become due solely by such acceleration, have been cured or waived, as provided in the Indenture.
An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the Indenture.
We are required to file annually with the trustee a written statement as to the existence or non-existence of defaults under the Indenture or any series of Notes.
No holder of any debt securities of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy, unless:

i.	such holder has previously given written notice to the trustee of a continuing event of default with respect to the debt securities of such series;

ii.
the holders of not less than 25% in principal amount of the outstanding debt securities of such series have made a written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee;

iii.	such holder or holders have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

iv.	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

v.
no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding debt securities of such series;

it being understood and intended that no one or more holders of the debt securities of such series has any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other holders of the debt securities of such series or to obtain or to seek to obtain priority or preference over any other such holders or to enforce any right under the Indenture, except in the manner herein provided and for the equal and ratable benefit of all the holders of the debt securities of such series.
The holders of a majority in aggregate principal amount of outstanding debt securities of a series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series or exercising any trust or power conferred on the trustee, and to waive certain defaults. The Indenture provides that if an event of default occurs and is continuing, the trustee will exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
Notwithstanding the foregoing, the holder of any debt security will have the right to institute suit for the enforcement of any payment of principal of and premium, if any, and interest on that debt security or any redemption price or repurchase price when due and that that right will not be impaired without the consent of that holder.
Modification and Waivers
We and the trustee may execute a supplemental indenture to add provisions to or to eliminate or change provisions of the Indenture or to modify otherwise the rights of the holders of the Notes if we have the consent of the holders of not less than a majority in aggregate principal amount of the Notes affected by that supplemental indenture. However, we and the trustee may not execute a supplemental indenture without the consent of each holder of the Notes affected by that supplemental indenture if that supplement indenture would, among other things:
•change the maturity of the principal of, or the stated maturity of any installment of interest or premium, if any, on, any Note, reduce the principal amount of or the premium, if any, or rate of interest on any Note, change any method for determining the rate of interest on any Note, change the obligation to pay any additional amounts with respect to any Note, reduce the amount due and payable on a Note upon the acceleration of its maturity or upon its repurchase or redemption if the amount payable upon acceleration, repurchase or redemption is otherwise less than the stated principal amount of that Note, change the method of calculating interest on a Note, change the currency in which the principal of or the premium, if any, or interest on a Note is payable, reduce the minimum rate of interest on any Note or impair the right to institute suit for the enforcement of any such payment on or with respect to any such holder’s Notes;
•reduce the percentage in principal amount of outstanding Notes described above as being required to consent to entry into a particular supplemental indenture or for the waiver of certain defaults under the Indenture and their consequences; or

•modify the provisions of the Indenture relating to modification of the Indenture, except in certain specified respects.
The trustee and we, without the consent of any holders, may execute a supplemental indenture to, among other things:
•evidence the succession of another corporation to us and the Successor’s assumption to our covenants with respect to the Notes and the Indenture;
•add to our covenants further restrictions or conditions for the benefit of holders of all or any series of the Notes;
•cure ambiguities or correct or supplement any provision contained in the Indenture or any supplemental indenture that may be inconsistent with another provision;
•add additional events of default with respect to all or any series of the Notes;
•add to, change or eliminate any provision of the Indenture, provided that the addition, change or elimination will not affect any outstanding Notes;
•establish new series of Notes and the form or terms of such series of Notes and to provide for the issuance of securities of any series so established;
•evidence and provide for the acceptance of appointment of a successor trustee with respect to one or more series of Notes and to add or change any provision to or of the Indenture as necessary to have more than one trustee under the Indenture; and
•comply with the requirements of the U.S. Securities and Exchange Commission in order to maintain the qualification of the Indenture under the Trust Indenture Act of 1939.
The holders of a majority in aggregate principal amount of the outstanding Notes of a series may waive an event of default resulting in acceleration of the Notes of that series and rescind and annul that acceleration, but only if all other events of default with respect to the Notes of that series have been remedied or waived and all payments due with respect to the Notes of that series, other than those becoming due as a result of acceleration, have been made. If an event of default occurs and is continuing with respect to the Notes of a series, the trustee may, in its discretion, and will, at the written request of holders of not less than a majority in aggregate principal amount of the outstanding Notes of that series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Indenture, proceed to protect the rights of the holders of the Notes of that series. The holders of a majority in aggregate principal amount of the Notes of that series may waive any past default under the Indenture and its consequences except an uncured default in the payment of principal of and premium, if any, or interest on those Notes or with respect to any covenant or provision of the Indenture that the Indenture or the Notes specifically provide cannot be waived without the consent of each holder of Notes of that series. Upon such a waiver, the default and any event of default arising out of the default will be deemed cured for all purposes of the Notes of that series.
Discharge, Legal Defeasance and Covenant Defeasance
We may, at our option, elect to have all of the obligations discharged with respect to the outstanding Notes of any series, except for:

•the rights of holders of the Notes to receive payments of principal, premium, if any, interest and additional amounts, if any, from the trust referred to below when those payments are due;
•our obligations respecting the Notes concerning issuing temporary debt securities, registration of transfers of debt securities, mutilated, destroyed, lost or stolen debt securities, the maintenance of an office or agency for payment and money for payments with respect to the Notes being held in trust;
•the rights, powers, trusts, duties and immunities of the trustee and our obligations in connection therewith; and
•the provisions of the Indenture relating to such a discharge of obligations.
We refer to a discharge of this type as “legal defeasance.”
In addition, other than our covenant to pay the amounts due and owing with respect to the Notes of each series, we may elect to have our obligations as the issuer of the Notes of any series released with respect to covenants relating to the Notes of such series. Thereafter, any failure to comply with those obligations will not constitute a default or event of default with respect to the Notes of such series. If such a release of our covenants occurs, our failure to perform or our breach of the covenants or warranties defeased will no longer constitute an event of default with respect to the Notes of such series. We refer to a discharge of this type as “covenant defeasance.”
To exercise either of the defeasance rights described above as to the outstanding Notes of a series, certain conditions must be met, including:
•we must irrevocably deposit with the trustee, in trust for the benefit of the holders of the outstanding Notes of the series, moneys in the currency in which the Notes of such series are denominated, securities issued by a government, governmental agency or central bank of the country in whose currency the Notes of such series are denominated or a combination of cash and such securities, in amounts sufficient to pay the principal of and premium, if any, and interest on all of the then outstanding Notes of such series to be affected by the defeasance at their stated maturity;
•no default or event of default exists on the date of such deposit, subject to certain exceptions;
•the trustee must receive an opinion of counsel confirming that the holders of the outstanding Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that defeasance had not occurred, which opinion, only in the case of the legal defeasance of the Notes of a series, will be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law to that effect occurring after the date of the Indenture; and
•the trustee must receive an opinion of counsel to the effect that, after the 91st day following the deposit, the trust funds will not be part of any “estate” formed by the bankruptcy of the party depositing those funds with the trustee or subject to the “automatic stay” under the United States Bankruptcy Code or, in the case of covenant defeasance, will be subject to a first priority lien in favor of the trustee for the benefit of the holders of the outstanding Notes of the series.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.
Book-Entry and Settlement
The Notes were issued in book-entry form and are represented by global notes deposited with, or on behalf of, a common depositary on behalf of Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank SA/NV, as the operator of the Euroclear System (“Euroclear”), and are registered in the name of the common depositary or its nominee. Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be made only through, records maintained by Euroclear and Clearstream. Except as described below, certificated notes will not be issued in exchange for beneficial interests in the global notes.
Certificated Notes
Subject to certain conditions, the Notes represented by the global notes are exchangeable for certificated debt securities with the same terms in authorized denominations only if:
•The Depository Trust Company, Euroclear or Clearstream, as the case may be, is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or
•we decide to discontinue the book-entry system; or
•an event of default has occurred and is continuing with respect to the Notes.
Any Note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the common depositary shall direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the common depositary or its nominee.
The Trustee for the Notes
BNYM is the trustee under the Indenture. We have commercial deposits and custodial arrangements with BNYM and its affiliates. We may enter into similar or other banking relationships with BNYM in the future in the normal course of business. In addition, BNYM acts as trustee and as paying agent with respect to other debt securities issued by us, and may do so for future issuances of debt securities by us as well.